EXHIBIT 10.76

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement” or this “Agreement”) is made and entered into effective as of the 1st day of January, 2010 (the “Effective Date”), by and between American Ecology Corporation, a Delaware corporation (the “Company”), and Steven D. Welling (“Employee”).  The Company and Employee are sometimes collectively referred to herein as the “Parties,” and individually, as a “Party.”

Whereas, Employee is currently rendering valuable services to the Company and the Parties desire to enter into this Agreement to continue Employee’s employment on the terms and conditions hereinafter set forth.

Now, Therefore, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.0.   Employment.

Section 1.01.   Employment. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, all upon the terms and subject to the conditions set forth in this Employment Agreement, effective as of the Effective Date first set forth above.

Section 1.02.   Term of Employment. The term of employment of Employee by the Company pursuant to this Employment Agreement shall be for the period commencing on the Effective Date and ending December 31, 2010 (the “Employment Term”), or such earlier date that Employee’s employment is terminated in accordance with the provisions of this Employment Agreement; provided, however, that the Employment Term shall automatically renew for additional one (1) year periods if neither the Company nor Employee has notified the other in writing of its or his intention not to renew this Employment Agreement on or before 60 days prior to the expiration of the Employment Term (including any renewal(s) thereof).

Section 1.03.   Capacity and Duties. Employee is and shall be employed in the capacity of Senior Vice President, Sales and Marketing of the Company and its subsidiaries as the senior executive with overall responsibility for the Company’s sales and marketing functions, and shall have such other duties, responsibilities and authorities as may be assigned to him from time to time by the Chief Executive Officer of the Company (the “CEO”), which are not materially inconsistent with Employee’s position(s) with the Company.  Except as otherwise herein provided, Employee shall devote his entire business time, best efforts and attention to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Employee to be performed by him under this Employment Agreement.

Section 1.04.   No Other Employment. During the Term, Employee shall not be employed in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this restriction shall not be construed as preventing Employee from (i) participating in charitable, civic, educational, professional, community or industry affairs; and (ii) investing his personal assets in a business which does not compete with the Company or its subsidiaries or with any other company or entity affiliated with the Company, where the form or manner of such investment will not require services on the part of Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor or advisor, so long as the activities in clauses (i) and (ii) above, do not materially interfere with the performance of Employee’s duties hereunder or create a potential business conflict or the appearance thereof.

Section 1.05.   Adherence to Standards. Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all Employee officers of the Company consistent with Employee’s position and level of authority.

Section 1.06.   Review of Performance. The CEO shall periodically review and evaluate with Employee his performance under this Employment Agreement.

2.0.   Compensation.

During the Employment Term, subject to all the terms and conditions of this Employment Agreement and as compensation for all services to be rendered by Employee hereunder, the Company shall pay to or provide Employee with the following:

Section 2.01.   Base Salary. During the Employment Term, the Company shall pay to Employee an annual base salary (“Base Salary”) in an amount not less than Two Hundred Thirty Thousand and No/100 Dollars ($230,000.00).  Such Base Salary shall be payable in accordance with the regular payroll practices and procedures of the Company.

Section 2.02.   Incentive Pay. Employee shall participate in any cash incentive or bonus plans of the Company which are in effect from time to time, including the annual cash incentive payment opportunity granted to Employee under the Company’s Management Incentive Plan (“MIP” and together with any other cash incentive or bonus plans of the Company, the “Cash Incentive Plans”), subject to the terms and conditions thereof, at a 50% of Base Salary at a 100% of MIP target basis, which such MIP target shall be set annually by the Board of Directors of the Company (the “Board”). Anything to the contrary in this Agreement notwithstanding, the Company reserves the right to modify or eliminate any or all of its Cash Incentive Plans at any time.  In the event of any inconsistency between the terms of this Employment Agreement and the terms of any Cash Incentive Plan, the Cash Incentive Plan shall govern and control.

Section 2.03.   Paid Time Off and Other Benefits. Employee shall be entitled to five (5) weeks Paid Time Off (“PTO”), and shall have the right, on the same basis as other members of senior management of the Company, to participate in any and all employee benefit plans and programs of the Company, including medical plans, insurance plans and other benefit plans and programs as shall be, from time to time, in effect for executive employees and senior management personnel of the Company. Such participation shall be subject to the terms of the applicable plan documents, generally applicable Company policies and the discretion of the Board or any administrative or other committee provided for in, or contemplated by, each such plan or program.  Anything to the contrary in this Agreement notwithstanding, the Company reserves the right to modify or terminate such benefit plans and programs at any time.

Section 2.04.   Other Benefits. The Company may provide Employee with other or additional benefits not specifically described herein. In such event, these other or additional benefits shall be specified in writing and attached hereto as Exhibit A (Other Benefits).

Section 2.05.   Expenses. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses including, but not limited to, automobile and other business travel and customer and business entertainment expenses incurred by him in connection with his employment in accordance with the Company’s expense reimbursement policy; provided, however, Employee shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of the Internal Revenue Code of 1986, as amended (the “Code”).  Employee’s right to reimbursement hereunder may not be liquidated or exchanged for any other benefit, and Employee shall be reimbursed for eligible expenses no later than the close of the calendar year following the year in which Employee incurs the applicable expense.

3.0.   Equity Ownership.

Section 3.01.   Equity Ownership Requirement. In order to more closely align Employee’s interest in the Company with that of its stockholders, Employee and the Company agree as follows: (i) within 12 months of the Effective Date, Employee agrees to have acquired (through purchase, grant or exercise), at his cost and expense, Company common stock in an aggregate amount not less than $57,500, including any current ownership of Company common stock; (ii) within 24 months of the Effective Date, Employee agrees have acquired (through purchase, grant or exercise), at his cost and expense, Company common stock in an aggregate amount not less than $115,000, including any current ownership of Company common stock; (iii) within 36 months of the Effective Date, Employee agrees to have acquired (through purchase, grant or exercise), at his cost and expense, Company common stock in an aggregate amount not less than $172,500, each such dollar amount to be calculated based on the greater of cost basis or market; and (iv) Employee agrees to maintain such total equity ownership position throughout the remainder Employment Term (the foregoing requirements shall be collectively referred to as the “Equity Ownership Requirement”).

Section 3.02.   Failure to Maintain Equity Ownership. If, during the Employment Term, Employee shall fail to maintain the Equity Ownership Requirement, Employee shall have 30 days to cure such failure by acquiring additional shares of common stock in the Company, at Employee’s sole cost and expense. If Employee fails to cure the breach of the Equity Ownership Requirement within such 30-day period, the vesting of all previously granted but unvested equity grants, as set forth in Item 1 (Annual Equity Grants) of Exhibit A hereto (Other Benefits) shall terminate, and Employee shall not qualify for any new equity grants thereafter.

4.0.   Termination of Employment.

Section 4.01.   Termination of Employment. Employee’s employment and this Employment Agreement may be terminated prior to expiration of the Employment Term as follows (with the date of termination of Employee’s employment hereunder being referred to hereinafter as the “Termination Date”):

(a)    By either Party by delivering 60 days’ prior written notice of non-renewal as set forth in the Section 1.02 (Term of Employment);

(b)    Upon no less than 30 days’ written notice from the Company to Employee at any time without Cause (as hereinafter defined) and other than due to Employee’s death or Disability, subject to the provisions of Section 5.02 (Termination by the Company Without Cause or by the Employee For Good Reason);

(c)    By the Company for Cause (as hereinafter defined) immediately upon written notice stating the basis for such termination;

(d)    Due to the death or Disability (as hereinafter defined) of Employee;

(e)    By Employee at any time without Good Reason (as hereinafter defined) upon 30 days’ written notice from Employee to the Company (or such shorter period to which the Company may agree);

(f)    By Employee at any time with Good Reason (as hereinafter defined) upon 90 day’s written notice from Employee to the Company of the occurrence of an event or circumstance believed to constitute Good Reason; and

(g)    Upon the mutual agreement of the Company and Employee.

Section 4.02.   Effect of Termination. In the event of termination of Employee’s employment with the Company for any reason, or if Employee is required by the Board, Employee agrees to resign, and shall automatically be deemed to have resigned, from any offices Employee holds with the Company or any of its subsidiaries effective as of the Termination Date or, if applicable, effective as of a date selected by the Board.

5.0.   Payments Upon Termination of Employment.

Section 5.01.   Termination by the Company For Cause or by the Employee Without Good Reason. If Employee’s employment and/or this Employment Agreement are terminated by the Company for Cause or by Employee without Good Reason, the Company shall pay Employee the Accrued Obligations (as hereinafter defined) (other than, however, any amounts under any Cash Incentive Plan which are forfeited pursuant to the terms of such plan as a result of the termination), in a single, lump-sum payment within 45 days following such termination.

Section 5.02.   Termination by the Company Without Cause or by the Employee For Good Reason. If Employee’s employment and/or this Employment Agreement are terminated by the Company without Cause or if Employee terminates his employment and this Employment Agreement for Good Reason, the Company shall pay Employee the Accrued Obligations in a single, lump-sum payment within 45 days following such termination.  In addition, Employee shall be entitled to receive, subject, however, to the provisions of Sections 6.0 and 7.0, the following: (i) an amount equal to one (1) year’s Base Salary (“Severance Payment”), which shall be payable in bi-weekly installments, in accordance with the regular payroll practices and procedures of the Company; and (ii) continued medical, hospitalization, life insurance and disability benefits to which Employee was entitled at the Termination Date (any of which may, in the Company’s discretion, be structured as a reimbursement to the Employee of the after-tax cost thereof) for a period of 12 months following the Termination Date (or until Employee receives similar or comparable coverage from a new employer). Employee specifically acknowledges and agrees that all such additional payments and benefits under this Section 5.02 shall be conditional on Employee’s strict and continued compliance with Section 10.0 (Return of Property), Section 13.0 (Confidentiality), Section 14.0 (Work Product Assignment), and Section 15.0 (Covenant Not to Compete).

Section 5.03.   Termination Due to Death. If Employee’s employment and this Employment Agreement are terminated due to Employee’s death, the Company shall pay the estate of Employee the Accrued Obligations in a single, lump-sum payment within 45 days following such termination.

Section 5.04.   Termination Due to Disability. If Employee’s employment and this Employment Agreement are terminated due to his Disability, the Company shall pay Employee the Accrued Obligations in a single, lump-sum payment within 45 days following such termination; in addition, Employee will be eligible to participate in the Company’s Long-Term Disability Plan, on a basis no less favorable to Employee than other senior Employees of the Company.

Section 5.05.   Retirement. If Employee’s employment and this Employment Agreement are terminated by virtue of Employee’s Retirement prior to the expiration of the Employment Term, the Company shall pay Employee the Accrued Obligations (other than, however, any amounts under any Cash Incentive Plan, which are forfeited pursuant to the terms of such plan as a result of the termination) in a single, lump-sum payment within 45 days following such termination.

6.0.   Payment Upon Change of Control.

Upon a Change of Control of the Company (as hereinafter defined) during the Employment Term, Employee shall receive a payment equal to the Severance Payment described in Section 5.02 above, to be paid in a single lump-sum payment, within 45 days following the date of the Change of Control. In addition, all unvested stock options and restricted stock shall immediately vest upon a Change of Control.

7.0.   Compliance With Section 409A.

Notwithstanding anything to the contrary in this Employment Agreement, no severance pay or benefits to be paid or provided to the Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and any final regulations and official guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until the Employee has a “separation from service” within the meaning of Section 409A. In addition, if the Employee is a “specified employee” within the meaning of Section 409A at the time of the Employee’s termination (other than due to death), then, to the extent necessary to avoid the imposition of penalty taxes on Employee pursuant to Section 409A, the Deferred Compensation Separation Benefits that are payable within the first six months following the Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one (1) day following the date of the Employee’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following the Employee’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this Section 7.0, together with interest, will be payable in a lump sum as soon as administratively practicable after the date of the Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Employee and the Company agree to work together in good faith to consider amendments to this Employment Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A. During any period in which any Deferred Compensation Separation Benefits to Employee are deferred pursuant to the foregoing, Employee shall be entitled to interest on the deferred amount(s) at a per annum rate equal to the highest rate of interest applicable to six-month non-callable certificates of deposit with daily compounding offered by the following institutions: Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such separation from service.

8.0.           Limitation on Payments.

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8.0, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under the foregoing clause (i) will be either:

(a)	delivered in full; or

(b)	delivered as to such lesser extent as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

Whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all of some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (iii) cancellation of accelerated vesting of equity awards; and (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Employee’s equity awards. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 8.0 will be made in writing by an independent firm (the “Firm”) immediately prior to Change of Control, whose determination will be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8.0, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8.0. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section.

9.0.           Definitions.

In addition to the words and terms elsewhere defined in this Employment Agreement, certain capitalized words and terms used herein shall have the meanings given to them by the definitions and descriptions in this Section 9.0, unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined.  The following words and terms are defined terms under this Employment Agreement:

(a)    “Accrued Obligations” shall include (i) any unpaid Base Salary through the Termination Date and any accrued PTO in accordance with the Company’s policy; (ii) any unpaid amounts due under any Cash Incentive Plan earned with respect to any fiscal year ending on or prior to the Termination Date; (iii) reimbursement for any un-reimbursed business expenses incurred through the Termination Date; and (iv) all other payments, benefits or fringe benefits to which Employee may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Employment Agreement.

(b)    A termination for “Cause” shall mean a termination of this Employment Agreement by reason of a determination by two-thirds (2/3) of the members of the Board voting that Employee:

(i)    Has engaged in willful neglect (other than neglect resulting from his incapacity due to physical or mental illness) or willful misconduct in the performance of his duties for the Company under this Employment Agreement;

(ii)    Has engaged in willful conduct the consequences of which are materially adverse to the Company, monetarily or otherwise;

(iii)    Has materially breached the terms of this Employment Agreement, and such breach persisted after notice thereof from the Company and a reasonable opportunity to cure; or

(iv)    Has been convicted of (or has plead guilty or no contest to) any felony other than a traffic violation.

(c)    A “Change of Control” shall be deemed to have occurred upon:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; provided, however, that a public offering of the Company’s securities shall not constitute a corporate reorganization;

(ii)    The sale, transfer, or other disposition of all or substantially all of the Company’s assets; or

(iii)    Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this subparagraph (iii), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (x) a trustee or other fiduciary holding securities under an Employee benefit plan of the Company or of a subsidiary and (y) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

(d)    The term “Disability” shall be as defined in the Company’s Long-Term Disability Plan.

(e)    The term “Good Reason” shall mean the occurrence of any of the following without Employee’s prior written consent during the Employment Period, which occurrence continues for 30 days without being cured after written notice thereof from Employee to the Board:

(i)           Any material diminution or adverse change in Employee’s position, status, title, authorities or responsibilities, office or duties under this Employment Agreement which represents a demotion from such position, status, title, authorities or responsibilities, office or duties which are materially inconsistent with his position, status, title, authorities or responsibilities, office or duties set forth in this Employment Agreement, or any removal of Employee from, or failure to appoint, elect, reappoint or reelect Employee to, any of his positions, except in connection with the termination of his employment with or without Cause, or as a result of his death or Disability; provided, however, that no change in position, status, title, authorities or responsibilities, office or duties customarily attributable solely to the Company ceasing to be a publicly-traded corporation shall constitute Good Reason hereunder;

(ii)    The exclusion of Employee in any incentive, bonus or other compensation plan in which Employee participated at the time that this Employment Agreement is executed, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Employee’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Employee continues to meet all eligibility requirements thereof. Notwithstanding the foregoing, this provision shall not apply to the exclusion of Employee in any incentive, bonus or other compensation plan in which Employee participated at the time that this Employment Agreement is executed to the extent that such termination is required by law;

(iii)    The failure by the Company to include or continue Employee’s participation in any employee benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Employee participates or in which other Company executives participate), or any material fringe benefit or prerequisite enjoyed by him (or enjoyed by other Company executives) unless an equitable arrangement (embodied in an ongoing substitute or alternative plan, if applicable) has been made with respect to the failure to include Employee in such plan, or the failure by the Company to continue Employee's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Employment Agreement; provided, however, that Employee continues to meet all eligibility requirements thereof.  Notwithstanding the foregoing, this provision shall not apply to the exclusion of Employee in any employee benefit plan in which Employee participated at the time that this Employment Agreement is executed to the extent that such termination is required by law, or to such failure to continue any employee benefit plan or fringe benefit, or Employee’s participation therein or reward opportunity thereunder if such failure to continue such plan or benefit is applicable to the Company's executive officers and/or employees generally; or

(v)    Any material breach by the Company of any provision of this Employment Agreement and such failure has persisted after notice thereof from Employee and a reasonable opportunity to cure.

(f)    The term “Retirement” shall mean retirement upon “normal retirement age” as defined in the Company’s 401(k) retirement plan.

10.0.   Return of Property.

Employee agrees, upon the termination of his employment with the Company, to return all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its subsidiaries, and any and all business dealings of said persons and entities. In addition, Employee shall return to the Company all property and equipment that Employee has been issued during the course of his employment or which he otherwise currently possesses, including but not limited to, any computers, cellular phones, personal digital assistants, pagers and/or similar items.  Employee shall immediately deliver to the Company any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files, materials, property and equipment that are in Employee’s possession.  Employee further agrees that he will immediately forward to the Company any business information regarding the Company and/or its subsidiaries that has been or is inadvertently directed to Employee following his last day of employment with the Company.  The provisions of this Section 10.0 are in addition to any other written agreements on this subject that Employee may have with the Company and/or its subsidiaries, and are not meant to and do not excuse any additional obligations that Employee may have under such agreements.

11.0.   Notices.

For the purposes of this Employment Agreement, notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each Party to the other (provided that all notices to the Company shall be directed to the attention of the Chief Employee Officer) or to such other address as either Party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.  Notices shall be addressed as follows:

If to the Company:
300 East Mallard Drive, Suite 300, Boise, Idaho 83706.

If to the Employee:
To the address set forth on the Signature Page to this Agreement.

12.0.   Life Insurance.

The Company may, at any time after the execution of this Employment Agreement, apply for and procure as owner and for its own benefit, life insurance on Employee, in such amounts and in such form or forms as the Company may determine.  The Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  Employee hereby represents that to his knowledge he is in good physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

13.0.           Confidentiality.

Employee agrees not to disclose or reveal to any person or entity outside the Company any secret or confidential information concerning any Company product, process, equipment, machinery, design, formula, business, or other activity (collectively, “Confidential Information”) without prior permission of the Company in writing. Confidential Information shall not include any information which is in the public domain or becomes publicly known through no wrongful act on the part of Employee or breach of this Employment Agreement.  Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. The obligation to protect the secrecy of such information continues after employment with Company may be terminated.  In furtherance of this agreement, Employee acknowledges that all Confidential Information which Employee now possesses, or shall hereafter acquire, concerning and pertaining to the business and secrets of the Company and all inventions or discoveries made or developed, or suggested by or to Employee during said term of employment relating to Company’s business shall, at all times and for all purposes, be regarded as acquired and held by Employee in his fiduciary capacity and solely for the benefit of Company.

14.0.           Work Product Assignment.

Employee agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company or of any of its subsidiaries or affiliates, and which are conceived, developed or made by Employee (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as the “Work Product”), belong in all instances to the Company or its subsidiaries or affiliates, as applicable, and Employee hereby assigns to the Company all Work Product and all of his interest therein.  Employee will promptly perform all actions reasonably requested by the CEO (whether during or after his employment with the Company) to establish and confirm the ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) by the Company or its subsidiaries or affiliates, as applicable, and to provide reasonable assistance to the Company or any of its subsidiaries and affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

15.0.   Covenant Not to Compete.

Section 15.01.   Acknowledgment of Employee. Employee acknowledges that his employment with the Company has special, unique and extraordinary value to the Company; that the Company has a lawful interest in protecting its investment in entrusting its Confidential Information to him; and that the Company would be irreparably damaged if Employee were to provide services to any person or entity in violation of this Employment Agreement because in performing such services Employee would inevitably disclose the Company’s Confidential Information to third parties and that the restrictions, prohibitions and other provision of this Section 15.0 are reasonable, fair and equitable in scope, terms, and duration to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into this Employment Agreement.

Section 15.02.   Non-Competition Covenant. Without the consent in writing of the Board, Employee will not, during the Employment Agreement and, in the event of the termination of Employee’s employment by the Company for Cause or by the Employee without Good Reason, for a period of 12 months after such termination of employment (if by the Company for Cause or by Employee without Good Reason), acting alone or in conjunction with others, directly or indirectly engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) in activities on behalf of any entity or entities engaged in waste processing and disposal services for low-level radioactive-wastes, naturally occurring, accelerator produced, and exempt radioactive materials, and hazardous and PCB wastes. It is agreed that the ownership of not more than five percent (5%) of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 15.02.

Section 15.03.   Non-Solicitation of Vendors and Customers. Without the consent in writing of the Board, after Employee’s employment has terminated for any reason, Employee will not, during the Employment Agreement and for a period of 18 months thereafter if Employee’s employment is terminated by the Company for Cause or by the Employee without Good Reason or due to a Change in Control, acting alone or in conjunction with others, either directly or indirectly induce any vendors or customers of the Company to curtail or cancel their business with the Company or any of its subsidiaries.

Section 15.04.   Non-Solicitation of Employees. Without the consent in writing of the Board, after Employee’s employment has terminated for any reason, Employee will not, during the Employment Agreement and for a period of 24 months thereafter, acting alone or in conjunction with others, either directly or indirectly induce, or attempt to influence, any employee of the Company or any of its subsidiaries to terminate his or her employment.

16.0.   Remedies.

Section 16.01.   Specific Performance; Costs of Enforcement. Employee acknowledges that the covenants and agreements, which he has made in this Employment Agreement are reasonable and are required for the reasonable protection of the Company and its business.  Employee agrees that the breach of any covenant or agreement contained herein will result in irreparable injury to the Company and that, in addition to all other remedies provided by law or in equity with respect to the breach of any provision of this Employment Agreement, the Company and its successors and assigns will be entitled to enforce the specific performance by Employee of his obligations hereunder and to enjoin him from engaging in any activity in violation hereof and that no claim by Employee against the Company or its successors or assigns will constitute a defense or bar to the specific enforcement of such obligations.  Employee agrees that the Company and any successor or assign shall be entitled to recover all costs of enforcing any provision of this Employment Agreement, including, without limitation, reasonable attorneys’ fees and costs of litigation.  In the event of a breach by Employee of any covenant or agreement contained herein, the running of the restrictive covenant periods (but not of Employee’s obligations hereunder) shall be tolled during the period of the continuance of any actual breach or violation.

Section 16.02.   Remedy for Breach of Restrictive Covenants. The provisions of Section 13.0 (Confidentiality), Section 14.0 (Work Product Assignment), and Section 15.0 (Covenant Not to Compete) are separate and distinct commitments independent of each of the other Sections. Accordingly, notwithstanding any other provisions of this Employment Agreement, Employee agrees that damages in the event of a breach or a threatened breach by Employee of Section 13.0 (Confidentiality) and Section 15.0 (Covenant Not to Compete) would be difficult if not impossible to ascertain and an inadequate remedy, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an immediate injunction or other equitable relief enjoining any such threatened or actual breach, without any requirement to post bond or provide similar security.  The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity that the Company may have, including recovery of damages for any breach of such Sections.

Section 16.03.   Right to Cancel Payments.

(a)    In addition to the remedies set forth above in Sections 16.01 and 16.02, the Company may, at the sole discretion of the Board, cancel, rescind, suspend, withhold or otherwise limit or restrict the Severance Payment under Section 5.02 (Termination by the Company Without Cause or by the Employee For Good Reason) (which excludes any other payments made to Employee under Section 2.0 and under Sections 5.0 and 6.0 above), whether vested or not, at any time if:

(i)    Employee is not in compliance with all of the provisions of Section 13.0 (Confidentiality), Section 14.0 (Work Product Assignment) and Section 15.0 (Covenant Not to Compete); and

(ii)    Such non-compliance has been finally determined by binding arbitration pursuant to Section 17.0 (Dispute Resolution).

(b)    As a condition to the receipt of any Severance Payment, Employee shall certify to the Company that he is in compliance with the provisions set forth above.

(c)    In the event that Employee fails to comply with the provisions set forth in Section 13.0 (Confidentiality), Section 14.0 (Work Product Assignment) and/or Section 15.0 (Covenant Not to Compete), as finally determined by binding arbitration pursuant to Section 17.0 (Dispute Resolution), prior to or within twelve (12) months after any payment by the Company with respect to any Severance Payment under Section 5.02, such payment may be rescinded by the Company within 12 months thereafter.  In the event of such rescission, Employee shall pay to the Company, within 12 months of the Company’s rescission of one or more Severance Payments, the amount of any such payment(s) received as a result of the rescinded payment(s), without interest, in such further manner and on such further terms and conditions as may be required by the Company; and the Company shall be entitled to set-off against the amount of such payment any amount owed to Employee by the Company, other than wages.

(d)    Employee acknowledges that the foregoing provisions are fair, equitable and reasonable for the protection of the Company’s interests in a stable workforce and the time and expense the Company has incurred to develop its business and its customer and vendor relationships.

17.0.   Dispute Resolution.

Except as described above in Section 16.02 (Remedy for Breach of Restrictive Covenants):

Section 17.01.   Initial Negotiations. Company and Employee agree to resolve all disputes arising out of their employment relationship by the following alternative dispute resolution process: (a) the Company and Employee agree to seek a fair and prompt negotiated resolution; but if this is not possible, (b) all disputes shall be resolved by binding arbitration; provided, however, that during this process, at the request of either Party, made not later than 60 days after the initial arbitration demand, the Parties agree to attempt to resolve any dispute by non-binding, third-party intervention, including either mediation or evaluation or both but without delaying the arbitration hearing date.  BY ENTERING INTO THIS EMPLOYMENT AGREEMENT, BOTH PARTIES GIVE UP THEIR RIGHT TO HAVE THE DISPUTE DECIDED IN COURT BY A JUDGE OR JURY.

Section 17.02.   Mandatory Arbitration. Any controversy or claim arising out of or connected with Employee’s employment at the Company, including but not limited to claims for compensation or severance and claims of wrongful termination, age, sex or other discrimination or civil rights shall be decided by arbitration.  In the event the Parties cannot agree on an arbitrator, then the arbitrator shall be selected by the administrator of the American Arbitration Association (“AAA”) office in Salt Lake City, Utah.  The arbitrator shall be an attorney with at least 15 years’ experience in employment law in Idaho.  Boise, Idaho shall be the site of the arbitration. All statutes of limitation, which would otherwise be applicable, shall apply to any arbitration proceeding hereunder.  Any issue about whether a controversy or claim is covered by this Employment Agreement shall be determined by the arbitrator.

Section 17.03.   Arbitration Rules.

(a)    The arbitration shall be conducted in accordance with this Employment Agreement, using as appropriate the AAA Employment Dispute Resolution Rules in effect on the date hereof.  The arbitrator shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as reasonable business people would use in the conduct of their day-to-day affairs, and may require both Parties to submit some or all of their respective cases by written declaration or such other manner of presentation as the arbitrator may determine to be appropriate.  The Parties agree to limit live testimony and cross-examination to the extent necessary to ensure a fair hearing on material issues.

(b)    The arbitrator shall take such steps as may be necessary to hold a private hearing within 120 days of the initial request for arbitration and to conclude the hearing within two days; and the arbitrator's written decision shall be made not later than 14 calendar days after the hearing.  The Parties agree that they have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause allow reasonable extensions or delays, which shall not affect the validity of the award.  Both written discovery and depositions shall be allowed.  The extent of such discovery will be determined by the Parties and any disagreements concerning the scope and extent of discovery shall be resolved by the arbitrator.  The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim.  In making the decision and award, the arbitrator shall apply applicable substantive law.  The arbitrator may award injunctive relief or any other remedy available from a judge, including consolidation of this arbitration with any other involving common issues of law or fact which may promote judicial economy, and may award attorneys’ fees and costs to the prevailing Party, but shall not have the power to award punitive or exemplary damages.  The Parties specifically state that the agreement to limit damages was agreed to by the Parties after negotiations.

18.0.   Attorneys’ Fees.

Section 18.01.   Prevailing Party Entitled to Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Employment Agreement, the unsuccessful Party to such litigation, as determined by the arbitrator in accordance with the dispute resolution provisions set forth above, shall pay the successful Party or Parties all costs, expenses and reasonable attorneys’ fees incurred therein by such Party or Parties (including, without limitation, such costs, expenses and fees on appeal), excluding, however, any time spent by Company employees, including in-house legal counsel, and if such successful Party or Parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees shall be included as part of such judgment.

Section 18.02.   Limitation on Fees. Notwithstanding the foregoing provision, in no event shall the successful Party or Parties be entitled to recover an amount from the unsuccessful Party for costs, expenses and attorneys’ fees that exceeds the unsuccessful Party’s or Parties’ costs, expenses and attorneys’ fees in connection with the action or proceeding.

19.0.   Miscellaneous Provisions.

Section 19.01.                                Prior Employment Agreements. Employee represents and warrants that Employee’s performance of all the terms of this Employment Agreement and as an Employee of the Company does not, and will not, breach any employment agreement, arrangement or understanding or any agreement, arrangement or understanding to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and shall not enter into, any agreement, arrangement or understanding, either written or oral, which is in conflict with this Employment Agreement or which would be violated by Employee entering into, or carrying out his obligations under, this Employment Agreement.  This Employment Agreement supersedes any former oral agreement and any former written agreement heretofore executed relating generally to the employment of Employee with the Company, including without limitation, the Prior Agreement.

Section 19.02.   Assignment; Binding Effect. This Employment Agreement may not be assigned by Employee in whole or in part. Notwithstanding the foregoing, this Employment Agreement shall inure to the benefit of and be enforceable by Employee’s personal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Employment Agreement to Employee’s estate.

Section 19.03.   Headings. Headings used in this Employment Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 19.04.   Waiver. No provision of this Employment Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Chairman of the Board. No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Employment Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 19.05.   Amendments. No amendments or variations of the terms and conditions of this Employment Agreement shall be valid unless the same is in writing and signed by the Parties hereto.

Section 19.06.   Severability. The invalidity or unenforceability of any provision of this Employment Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and Employee consider the restrictions contained in this Employment Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Employment Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 19.07.   Governing Law. This Employment Agreement shall be construed and enforced pursuant to the laws of the State of Idaho.

Section 19.08.   Employee Officer Status. Employee acknowledges that he may be deemed to be an “Employee officer” of the Company for purposes of the Securities Act of 1933, as amended (the “1933 Act”), and the Securities Exchange Act of 1934, as amended (the “1934 Act”) and, if so, he shall comply in all respects with all the rules and regulations under the 1933 Act and the 1934 Act applicable to him in a timely and non-delinquent manner.  In order to assist the Company in complying with its obligations under the 1933 Act and 1934 Act, Employee shall provide to the Company such information about Employee as the Company shall reasonably request including, but not limited to, information relating to personal history and stockholdings.  Employee shall report to the Secretary of the Company or other designated officer of the Company all changes in beneficial ownership of any shares of the Company’s Common Stock deemed to be beneficially owned by Employee and/or any members of Employee's immediate family.  Employee further agrees to comply with all requirements placed on him by the Sarbanes-Oxley Act of 2002, Public Law 107-204.

Section 19.09.   Tax Withholding. To the extent required by law, the Company shall deduct or withhold from any payments under this Employment Agreement all applicable Federal, state or local income taxes, Social Security, FICA, FUTA and other amounts that the Company determines in good faith are required by law to be withheld.

Section 19.10.   Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

Section 19.11.   Exhibits. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Employment Agreement and are deemed incorporated herein by reference.

Section 19.12.   Retention of Counsel. Employee acknowledges that he has had the opportunity to review this Employment Agreement and the transactions contemplated hereby with his own legal counsel.

IN WITNESS WHEREOF, this Employee Employment Agreement has been duly executed by the Company and Employee as of the date first above written.

EMPLOYEE:

/s/ Steven D. Welling
Steven D. Welling

Address for Notice:
____________________________________

____________________________________

COMPANY:

American Ecology Corporation

By: /s/ James R. Baumgardner
Name: James R. Baumgardner
Title: President and Chief Executive Officer

Exhibit A

OTHER BENEFITS

1.    Annual Equity Grants:

Employee shall receive three annual equity grants, with an aggregate value of $100,000, each year through 2012, provided Employee remains employed as of each Grant Date. Each “Grant Date” shall be on the 3rd full day of trading after announcement of the Company’s full fiscal year earnings for the preceding year (e.g., by late February or early March 2010, 2011 and 2012). The equity grants shall be priced based on the closing market price (“FMV”) of the Company’s common stock on the Grant Date. Each year’s equity grants shall be as follows:

Equity Grant	Price/Strike Price	Percent of Total Grant	Vesting
Restricted Stock	FMV@Grant Date	50%	12-month vesting
Stock Options	FMV@Grant Date	50%	36-month vesting